Exhibit 99.1

Contact:    Afia Ohene-Frempong                 FOR IMMEDIATE RELEASE
PECO
2301 Market Street, S14-1
Philadelphia, PA 19103
215-841-5555
Afia.Ohene-Frempong@exeloncorp.com

PECO Files Rate Case with Pennsylvania Public Utility Commission
Filing supports investments in PECO’s electric distribution system, and would pass federal tax savings onto customers.

PHILADELPHIA (March 29, 2018) - In a filing completed today by PECO, the company requested Pennsylvania Public Utility Commission (PUC) approval of an increase in the rates charged to customers for the delivery of electricity. In the same filing is PECO’s proposed plan to provide annual tax savings to more than 1.6 million customers in Southeastern Pennsylvania.

Based on the company’s $82 million rate request, overall energy delivery rates would increase about 2.2 percent over current rates, beginning January 1, 2019.  Specifically, the total monthly bill for a typical residential electric customer using about 700 kilowatt hours of electricity would increase by about $3.28, or 3.2 percent.

The new electric delivery rate will provide funding for enhancements to PECO’s electric distribution system and services, including infrastructure and technology upgrades that will:

•	help PECO maintain its record-breaking safety and service reliability by strengthening the system against weather and other hazards;

•	support innovative online and mobile tools that make it easier for customers to manage energy use, pay bills, use customer-generated energy sources and more.

•	encourage economic development and environmental stewardship in our service territory.

The tax savings result from federal income tax reductions under the 2017 Tax Cuts and Jobs Act. PECO is seeking PUC approval to pass the full benefit of the Act onto customers, including an estimated $68 million for 2018, that would offset the proposed rate increase.

“Our commitment to reliability is fundamental to the work that we do,” said Mike Innocenzo, PECO senior vice president and COO.  “That commitment requires that we invest in our electric delivery system to prevent outages, reduce the duration of outages and to prepare for the future energy needs of our customers.”
-more-

Based on the rate increase, alone, bills for a typical small business customer would increase by about $11.06 per month (approx. 1.3 percent), and monthly bills for a typical large business customer would increase by about $168.99 (approx. 1 percent). However, these bill increases could be largely offset by the 2018 tax savings that will be passed onto customers.
To learn more about our filings visit peco.com/rates or call 1-800-494-4000.

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PECO, founded in 1881, is Pennsylvania’s largest electric and natural gas utility.  Headquartered in Philadelphia, PECO delivers energy to more than 1.6 million electric customers and more than 516,000 natural gas customers in southeastern, Pennsylvania.  The company’s 2,500 employees are dedicated to the safe and reliable delivery of electricity and natural gas as well as enhanced energy management conservation, environmental stewardship and community assistance.  PECO was named 2017 Best Midsize Employer in Philadelphia by Forbes Magazine. The company also has an estimated annual economic impact of $4.3 billion in Pennsylvania, supporting more than 8,700 local jobs and producing $732 million in labor income.  PECO is a subsidiary of Exelon Corporation (NYSE: EXC), the nation's only Fortune 100 utility and leading competitive energy provider. For more information visit PECO.com, and connect with the company on Facebook and Twitter.

If you are a member of the media and would like to receive PECO news releases via email, please send your email address to PECO.Communication@exeloncorp.com.

Cautionary Statements Regarding Forward-Looking Information
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon Corporation and PECO Energy Company (Registrants) include those factors discussed herein, as well as the items discussed in (1) Exelon’s 2017 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 23, Commitments and Contingencies; and (2) other factors discussed in filings with the SEC by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Neither of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.

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